Exhibit 6.26

COOPERATIVE MARKETING AGREEMENT

This COOPERATIVE MARKETING AGREEMENT (CMA), dated JULY 11, 2019, by and between TRUCLEAR GLOBAL (TCG), a California corporation, and TO THE STARS ACADEMY OF ARTS AND SCIENCE (TTSA), a Delaware Corporation.

WHEREAS, TCG and TTSA mutually desire to enter into this CMA effective as of the date hereof (the “Effective Date”).

WHEREAS, TTSA and TCG accept the terms set forth herein and in accordance with the provisions of this Agreement.

WHEREAS, TTSA is contracting with the Unites States Army (Customer) under the CRADA entitled: COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
between
TO THE STARS ACADEMY OF ARTS AND SCIENCE, INC.
and
THE U.S. ARMY COMBAT CAPABILITIES DEVELOPMENT COMMAND
GROUND VEHICLES SYSTEMS CENTER

CRADA TITLE: NOVEL & EMERGING TECHNOLOGY EXPLOITATION (NETE)

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

2.	Duties.

(a) TTSA shall use its best efforts to perform the following services in a timely manner: (a) develop presentations, schedule meetings and make the necessary presentations and negotiations necessary to secure TCG’s products and specifications as part of the above-captioned CRADA; (b) advise TCG and assist in designing and installing the appropriate demonstration platform which will be located at TCG’s facility in Newport Beach, CA; (c) make strategic introductions and appointments with the appropriate personnel designated within the CRADA and assist in presentations; and (d) as part of the standup of the CRADA, TTSA will request (5)additional security clearances (level TBD) for select TCG employees. Those employees will be identified as the exact scope of work is defined with the Customer.

3.	Compensation.

(a)	In consideration for TTSA arranged introductions of TCG to customers, expert guidance, and expenses incurred by TTSA on behalf of TCG as part of this CMA, TCG agrees to compensate TTSA during the initial term of this CMA in the amount of Twent-Five Thousand Dollars ($25,000) payable for achieving certain outlined milestones. TTSA will invoice TCG Five Thousand Dollars ($5,000) per month beginning June 2019 with payments continuing over a 5 month period. Upon receipt of initial CRADA funding from Customer, TTSA agrees that the amount advanced by TCG will be credited back to TCG from the total funding received.

(b)	Milestones are as follows:

Introduction of TCG technology to Customer for inclusion in the CRADA; Preparation of presentation materials including overview of TCG as part of the CRADA; Revision of the CRADA to include TCG technology; Presentation to U.S. Government representatives at multiple Customer R&D facilities; Preparation of Scope of Work as part of the CRADA to include TCG technology; Submission and processing of security clearance applications for key TCG personnel.

(b) Independent Contractor. TTSA’s status during the CMA term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind TCG in any respect. All payments and other consideration made or provided to TTSA under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Consultant shall assume sole responsibility for discharging all tax or other obligations associated therewith.

4. CMA Term. The “CMA Term,” as used in this Agreement, shall mean a twelve (12) month period commencing on the Effective Date and shall automatically renew unless the one of the following events occur: (a) the termination of the CMA by either party.

5. TTSAs Representation and Acknowledgment. TTSA represents to TCG that the execution and performance of this CMA shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. TTSA hereby acknowledges and agrees that this CMA (and any other agreement or obligation referred to herein) shall be an obligation solely of TTSA, and TTSA shall have no recourse whatsoever against any stockholder of TCG or any of their respective affiliates with regard to this Agreement.

6.	TTSA Covenants.

(a) Unauthorized Disclosure. TCG and TTSA (“The Parties”) may share Confidential Information with each other, as defined below, for the purposes of The Parties making informed policy decisions and in furtherance of joint business interests. For the purposes of this Agreement, "Confidential Information" means all or any part of the trade secrets, know-how, technical expertise, specifications, and any other information relating to The Parties and their services, whether disclosed in oral, visual, or audio format or contained in the documents provided to or acquired by The Parties in the course of business on behalf of each party.

1.	The Parties acknowledge the economic value of the Confidential Information and The Parties shall:

a.	use the Confidential Information only for the purpose(s) set forth above;

b.	restrict disclosure of the Confidential Information to any internal or external person or entity pursuant to policy in force at the time;

c.	advise those individuals who have access to the Confidential Information of their obligations with respect thereto; and

d.	copy the Confidential Information only as necessary for those individuals or entities who are entitled to receive it.

2.	The obligations of Paragraph 2 shall not apply to any information which:

a.	is already in the public domain or becomes available to the public through no breach of this Agreement;

b.	was previously known by either Party without any obligation to hold it in confidence;

c.	is received from a third party free to disclose such information without restriction;

d.	is independently developed by either Party without the use of, reference to or reliance on the other Party’s Confidential Information;

e.	is approved for release by authorization of the disclosing Party, but only to the extent of such authorization; or

f.	is required by law or regulation to be disclosed.

3.	The Parties acknowledge that the rights and remedies available to the other Party on breach of this Agreement are not limited by this Agreement nor does the use of one remedy preclude resort to others. Each Party further agrees that an impending or existing violation of any provision of this Agreement would cause the other Party irreparable injury for which it would have no adequate remedy at law, and agrees that it shall be entitled to seek immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

7. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

8. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to TCG:

TruClear Global

3901 Westerly Place

Newport Beach, CA 92660

Attn: General Counsel

If to TTSA:

To The Stars Academy of Arts and Science, Inc.

1051 South Coast Highway, Suite B, Encinitas, CA 92024

Attn: Chief of Staff

Email: [XX]

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

9. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither TTSA nor TCG shall assign all or any portion of this Agreement without the prior written consent of the other party.

10. Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

11. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in San Diego County, California and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

13. Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute.

14. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

15.  Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, TCG has caused this CMA to be executed by authority of its Board of Directors, and TTSA has hereunto set his hand, on the day and year first above written.

TRUCLEAR GLOBAL.

Jeremy White
Associate General Counsel

TO THE STARS ACADEMY OF
ARTS AND SCIENCE INC.

Kari DeLonge, Government Liason Officer